Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 20, 2023, except for Notes 9, 10, 11, 14, and 19, as to which the date is June 13, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements of Azitra, Inc. as of and for the years ended December 31, 2022 and 2021. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York

June 13, 2023